UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2018

Instructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37629	26-3505687
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6330 South 3000 East, Suite 700 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Increase in Base Salary

On January 23, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Instructure, Inc. (“Instructure”) approved the following annual base salary increases for the following named executive officers of Instructure, effective February 11, 2018:

Name	2017 Base Salary	2018 Base Salary
Steven B. Kaminsky	$296,000	$321,000

2017 Performance Bonuses

On January 23, 2018, the Committee reviewed the achievement of company and individual performance goals. The 2017 annual performance bonus for Steven B. Kaminsky, Instructure’s Chief Financial Officer, was based upon the achievement of company performance goals and individual performance goals. Instructure’s performance goals related to business and financial performance and customer happiness. The individual performance goals consisted of a subjective assessment of Mr. Kaminsky’s individual contributions to Instructure. The Committee determined that Mr. Kaminsky and the company had achieved 104% of the company and individual performance goals. As a result, Mr. Kaminsky was awarded 104% of his target performance bonus, for a bonus amount equal to $154,000 to be paid in 2018.

Joshua L. Coates, Instructure’s Chief Executive Officer, waived his right to receive any performance bonus.

2018 Performance Bonuses

The Committee has also approved target bonus percentages for 2018 for Mr. Kaminsky. Mr. Kaminsky’s annual performance bonus percentage will remain 50% of his base salary and the bonus determination will again be based upon the achievement of company performance goals and individual performance goals. The company performance goals for 2018 relate to business and financial performance and customer happiness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instructure, Inc.

Dated: January 23, 2018
	By:	/s/ Matthew A. Kaminer
Matthew A. Kaminer
Senior Vice President, General Counsel